                                                                Exhibit 99(h)(4)

December 11, 2003

J.P. Morgan Series Trust II
J.P. Morgan Fleming Series Trust

c/o J.P. Morgan Fund Distributors Inc.
522 Fifth Avenue
New York, N.Y. 10036


Dear Sirs:

     JPMorgan Chase Bank hereby agrees to reimburse each Portfolio or Fund listed on Schedule A for the time periods so indicated. JPMorgan Chase Bank will reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This reimbursement arrangement does not include dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the JPMorgan Funds' deferred compensation plan.

     JPMorgan Chase Bank understands and intends that the Portfolios and Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Portfolios' and Funds' expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Portfolios and Funds to do so.

 Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

JPMORGAN CHASE BANK


----------------------
Mary D. Squires
Vice President and Assistant Treasurer


Accepted by:

J.P. Morgan Series Trust II
J.P. Morgan Fleming Series Trust


----------------------
Patricia A. Maleski
Treasurer

        EXPENSE CAP - DECEMBER 2003                       MARCH 3-4,2004 MEETING

                                                              CURRENT                                                      PROPOSED
                                          FUND                EXPENSE    PROPOSED     CURRENT      PROPOSED    EXTENDED    EXTENDED
               FUND NAME                  CLASS    YEAR END     CAP     CAP CHANGE   CAP PERIOD   CAP PERIOD      CAP     CAP PERIOD
----------------------------------------  ------   --------   -------   ----------   ----------   ----------   --------   ----------
SERIES TRUST II FUNDS
JPMorgan Bond Portfolio                     N/A     31-Dec      0.750%                3l-Mar-04    30-Apr-05
JPMorgan Int'l Opportunities Portfolio      N/A     31-Dec      1.200%                31-Mar-04    30-Apr-05
JPMorgan Large Cap Core Equity Portfolio    N/A     31-Dec      0.850%                31-Mar-04    30-Apr-05
JPMorgan Mid Cap Value Portfolio            N/A     31-Dec      1.000%                31-Mar-04    30-Apr-05
JPMorgan Small Company Portfolio            N/A     31-Dec      1.150%                31-Mar-04    30-Apr-05
MULTI-MANAGER FUNDS
JPMorgan Multi-Manager Small Cap Value    Select    31-Dec                            30-Apr-04    30-Apr-05
 Fund                                                           1.400%
JPMorgan Multi-Manager Small Cap Growth   Select    31-Dec                            30-Apr-04    30-Apr-05
 Fund                                                           1.400%

Reflects a written agreement pursuant to which JPMorgan Chase Bank agrees that it will reimburse the Fund to the extent total operating expenses (excluding dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the deferred compensation plan) exceed the listed ratio cap.

                                       1